EXHIBIT "99.1"

NEWS RELEASE ***FOR IMMEDIATE RELEASE***	**Contact:** **Transcontinental Realty Investors, Inc.** **Investors Relations** **Gene Bertcher (800) 400-6407** **investor.relations@transconrealty-invest.com**

Transcontinental Realty Investors, Inc. Reports Second Quarter 2016 Results

DALLAS (August 15, 2016) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, reported results of operations for the second quarter ended June 30, 2016. TCI announced today that the Company reported net income applicable to common shares of approximately $4.4 million, or $0.51 per diluted earnings per share, for the three months ended June 30, 2016, as compared to a net loss applicable to common shares of $86 thousand, or $0.01 per diluted earnings per share for the same period ended 2015.

"The Company's strategic posture of maintaining a strong focus on our multi-family portfolio has created valuable results. We are committed to solidifying the portfolio and paying very close attention to all operational details, while at the same time maintaining our commitment to creating value. We believe our second quarter 2016 operating results, combined with our recent acquisitions, demonstrates yet another quarter of stabilized performance for the Company. We believe the portfolio is well positioned to deliver solid financial returns for the remainder of 2016", said Danny Moos, the Company's Chief Executive Officer and President. "We are pleased that we are seeing continued improvements in our operations from these endeavors and will continue to adapt to market challenges with an eye on both near term economic challenges and long-term prospects as the real estate market improves."

Rental and other property revenues were $30.5 million for the three months ended June 30, 2016. This represents an increase of $6.7 million compared to the prior period revenues of $23.8 million. The change by segment is an increase in the apartment portfolio of approximately $4.7 million and an increase in the commercial portfolio of $2.0 million. During the three months ended June 30, 2016, we recorded $2.5 million rental revenue for six apartment communities purchased since June 30, 2015 and had a decrease in rental revenue of $0.6 million for two apartment communities sold since June 30, 2015, for a net increase of $1.9 million. In addition, we purchased seven apartment communities in the second quarter of 2015, which produced rental revenue of $3.1 million and $1.3 million during the three months ended June 30, 2016 and 2015, respectively, for a net increase of $1.8 million. The $2.0 million increase in revenues for the commercial portfolio was primarily due to the acquisition of a commercial building in Houston, Texas late in the second quarter of 2015.

Property operating expenses were $14.9 million for the three months ended June 30, 2016. This represents an increase of $4.0 million compared to the prior period operating expenses of $10.9 million. The change by segment is an increase in the apartment portfolio of $2.5 million and an increase in the commercial portfolio of $1.5 million. The primary reason for the increase in property operating expenses for the Company's apartment portfolio was the purchase of six communities with a total of 1,144 units, net of two communities sold with a total of 360 units since June 30, 2015, for a net increase of 784 units. In addition, we purchased seven apartment communities during the second quarter of 2015 which have a total of 1,261 units. Property operating expenses for our commercial portfolio increased $1.5 million due to the acquisition of an office building in Houston, Texas late in the second quarter of 2015.

Mortgage and loan interest expense was $12.1 million for the three months ended June 30, 2016. This represents an increase of $3.9 million compared to the prior period expense of $8.2 million. The change by segment was an increase of $2.8 million in the apartment portfolio due to acquisitions, an increase of $1.8 million in the other portfolio primarily due to securing a new mezzanine debt obligation in June 2015 and an increase in the commercial portfolio of $0.1 million. These increases were partially offset by a decrease in the land portfolio of $0.8 million due to the transfer of mortgage obligations related to land sold.

Gain on sale of income-producing properties was $5.2 million for the three months ended June 30, 2016. During 2016, the Company sold one apartment community located in Irving, Texas to an independent third party for a total sales price of $8.1 million which resulted in a gain of $5.2 million. There were no sales of income-producing properties during the three months ended June 30, 2015.

Gain on land sales was $1.7 million for the three months ended June 30, 2016 compared to $1.2 million for the three months ended June 30, 2015. In the current period we sold 12.2 acres of land for a total sales price of $3.1 million and recorded a gain of $1.7 million. In 2015, we sold 9.7 acres of land for a total sales price of $1.9 million and recorded a gain of $1.2 million.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company's website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Revenues:				
Rental and other property revenues (including $174 and $173 for the three months and $347 and $343 for the six months ended 2016 and 2015, respectively, from related parties)	$ 30,521	$ 23,756	$ 59,424	$ 46,060
Expenses:				
Property operating expenses (including $223 and $178 for the three months and $423 and $331 for the six months ended 2016 and 2015, respectively, from related parties)	14,919	10,929	29,882	21,793
Depreciation and amortization	5,843	5,107	11,651	9,751
General and administrative (including $753 and $727 for the three months and $1,502 and $1,547 for the six months ended 2016 and 2015, respectively, from related parties)	1,604	1,278	3,213	3,045
Net income fee to related party	54	45	126	90
Advisory fee to related party	2,331	1,951	4,702	3,894
Total operating expenses	24,751	19,310	49,574	38,573
Net operating income	5,770	4,446	9,850	7,487
Other income (expenses):				
Interest income (including $3,274 and $2,748 for the three months and $6,008 and $6,167 for the six months ended 2016 and 2015, respectively, from related parties)	3,289	2,994	7,136	6,755
Other income	902	14	1,169	81
Mortgage and loan interest (including $165 and $190 for the three months and $627 and $408 for the six months ended 2016 and 2015, respectively, from related parties)	(12,092)	(8,216)	(25,258)	(18,401)
Earnings (losses) from unconsolidated joint ventures and investees	-	10	(2)	43
Litigation expense	-	(45)	-	(118)
Total other expenses	(7,901)	(5,243)	(16,955)	(11,640)
Loss before gain on sale of income-producing properties, gain on land sales, non-controlling interest, and taxes	(2,131)	(797)	(7,105)	(4,153)
Gain on sale of income-producing properties	5,168	-	4,925	-
Gain on land sales	1,719	1,250	3,370	4,126
Net income (loss) from continuing operations before taxes	4,756	453	1,190	(27)
Income tax benefit (expense)	-	(12)	1	90
Net income from continuing operations	4,756	441	1,191	63
Discontinued operations:				
Net income (loss) from discontinued operations	-	(34)	3	258
Income tax expense (benefit) from discontinued operations	-	12	(1)	(90)
Net income (loss) from discontinued operations	-	(22)	2	168
Net income	4,756	419	1,193	231
Net (income) loss attributable to non-controlling interest	(97)	(281)	(74)	12
Net income attributable to Transcontinental Realty Investors, Inc.	4,659	138	1,119	243
Preferred dividend requirement	(224)	(224)	(446)	(446)
Net income (loss) applicable to common shares	$ 4,435	$ (86)	$ 673	$ (203)
Earnings per share - basic				
Net income (loss) from continuing operations	$ 0.51	$ (0.01)	$ 0.08	$ (0.04)
Net income from discontinued operations	-	-	-	0.02
Net income (loss) applicable to common shares	$ 0.51	$ (0.01)	$ 0.08	$ (0.02)
Earnings per share - diluted				
Net income (loss) from continuing operations	$ 0.51	$ (0.01)	$ 0.08	$ (0.04)
Net income from discontinued operations	-	-	-	0.02
Net income (loss) applicable to common shares	$ 0.51	$ (0.01)	$ 0.08	$ (0.02)
Weighted average common shares used in computing earnings per share	8,717,767	8,717,767	8,717,767	8,717,767
Weighted average common shares used in computing diluted earnings per share	8,717,767	8,717,767	8,717,767	8,717,767
Amounts attributable to Transcontinental Realty Investors, Inc.				
Net income from continuing operations	$ 4,659	$ 160	$ 1,117	$ 75
Net income (loss) from discontinued operations	-	(22)	2	168
Net income	$ 4,659	$ 138	$ 1,119	$ 243

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2016	December 31, 2015
	(unaudited)	
	(dollars in thousands, except share and par value amounts)	
Assets		
Real estate, at cost	$ 993,060	$ 935,635
Real estate subject to sales contracts at cost, net of depreciation	47,192	47,192
Less accumulated depreciation	(148,718)	(138,808)
Total real estate	891,534	844,019
Notes and interest receivable:		
Performing (including $67,829 in 2016 and $64,181 in 2015 from related parties)	76,002	71,376
Less allowance for doubtful accounts (including $1,825 in 2016 and 2015 from related parties)	(1,825)	(1,825)
Total notes and interest receivable	74,177	69,551
Cash and cash equivalents	19,953	15,171
Restricted cash	29,880	44,060
Investments in unconsolidated joint ventures and investees	2,460	5,243
Receivable from related party	75,615	90,515
Other assets	39,741	41,645
Total assets	$ 1,133,360	$ 1,110,204
Liabilities and Shareholders' Equity		
Liabilities:		
Notes and interest payable	$ 800,398	$ 772,636
Notes related to real estate held for sale	376	376
Notes related to real estate subject to sales contracts	6,072	6,422
Deferred revenue (including $50,669 in 2016 and $50,645 in 2015 to related parties)	71,045	71,021
Accounts payable and other liabilities (including $6,060 in 2016 and $5,845 in 2015 to related parties)	29,667	34,694
Total liabilities	907,558	885,149
Shareholders' equity:		
Preferred stock, Series C: $0.01 par value, authorized 10,000,000 shares; issued and outstanding zero shares in 2016 and 2015. Series D: $0.01 par value, authorized, issued and outstanding 100,000 shares in 2016 and 2015 (liquidation preference $100 per share)	1	1
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 8,717,967 shares in 2016 and 2015; outstanding 8,717,767 shares in 2016 and 2015	87	87
Treasury stock at cost, 200 shares in 2016 and 2015	(2)	(2)
Paid-in capital	270,303	270,749
Retained earnings	(62,968)	(64,087)
Total Transcontinental Realty Investors, Inc. shareholders' equity	207,421	206,748
Non-controlling interest	18,381	18,307
Total shareholders' equity	225,802	225,055
Total liabilities and shareholders' equity	$ 1,133,360	$ 1,110,204